                                                                    EXHIBIT 23.1

                         INDEPENDENT AUDITORS' CONSENT

     We consent to the incorporation by reference in Registration Statement No. 33-36754 of BJ Services Company on Form S-8, in Registration Statement No. 33-52506 of BJ Services Company on Form S-8, in Registration Statement No. 33-62098 of BJ Services Company on Form S-8, in Registration Statement No. 33-58637 of BJ Services Company on Form S-8, in Registration Statement No. 33-58639 of BJ Services Company on Form S-8, in Registration Statement No. 33-36713 of BJ Services Company on Form S-8 and in Registration Statement No. 33-58017 of BJ Services Company on Form S-4 of our report dated November 24, 1997 (December 15, 1997 as to Notes 6 and 14) appearing in this Annual Report on Form 10-K of BJ Services Company for the year ended September 30, 1997.

DELOITTE & TOUCHE LLP

Houston, Texas
December 19, 1997